Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated February 6, 2012, relating to the consolidated financial statements of Home Loan Servicing Solutions, Ltd. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the development stage of the Company), incorporated by reference in the Prospectus, which is part of Registration Statement No. 333-184715.

/s/ Deloitte & Touche LLP

December 18, 2012
Atlanta, Georgia